Exhibit 99.1
SelectQuote Announces New Board Member with Strong Healthcare and Policy Credentials
Chair of Compensation Committee to Retire

OVERLAND PARK, Kan., September 23, 2020 -- SelectQuote, Inc. announced today that Dr. Kavita Patel, M.D., will join the company’s Board as an independent director effective immediately. Patel brings deep and varied experience in public health and policy, having worked on healthcare reform under President Barack Obama and serving as a Scholar at the Brookings Institution, one of the nation’s premier research groups.

“Dr. Patel’s knowledge and expertise on the U.S. healthcare system will greatly benefit our company,” said Tim Danker, CEO of SelectQuote. “She has consistently demonstrated passion for patient care throughout her career and sets an example for how we want to engage with our customers. We look forward to working closely with Dr. Patel and are confident she will be a tremendous asset to our Board of Directors.”

Dr. Patel has also served as deputy director on health to the late Senator Edward Kennedy. In addition to her health policy work, she is also a practicing primary care physician at Mary’s Center, a Federally Qualified Health Center in Washington D.C.

“I’m excited to join the SelectQuote team at such an exciting time in the company’s history,” said Dr. Patel. “SelectQuote’s commitment to customer education and service over the past 35 years make it a valued partner to Seniors navigating complex health care choices. I look forward to partnering with this team to write the next chapter in SelectQuote’s story.”

Dr. Patel will succeed Donald “Butch” Britton, who is retiring from the Board after six years of service, five of which were as Chair of the Compensation Committee.

“We would like to thank Butch for his many contributions to SelectQuote over the years,” Danker said. “He has been an instrumental member of our Board and a major contributor to many of our greatest accomplishments in recent years, including the growth of our Senior Division and becoming a publicly traded company on the New York Stock Exchange.”

Denise Devine has been appointed as the new Chair of the Compensation Committee. She is the founder and CEO of FNB Holdings, LLC, which is dedicated to the health and wellness space, and is the founder and CFO of RTM Vital Signs, LLC, an early stage medical device company.

About SelectQuote:
Founded in 1985, SelectQuote (NYSE: SLQT) provides solutions that help consumers protect their most valuable assets: their families, health and property. The company pioneered the model of providing unbiased comparisons from multiple, highly-rated insurance companies allowing consumers to choose the policy and terms that best meet their unique needs. Two foundational pillars underpin SelectQuote’s success: a force of more than 1,000 highly-trained and skilled agents who provide a consultative needs analysis for every consumer, and proprietary technology that sources and routes high-quality leads. The company has three core business lines: SelectQuote Senior, SelectQuote Life and SelectQuote Auto and Home. SelectQuote Senior, the largest and fastest-growing business, serves the needs of a demographic that sees 10,000 people turn 65 each day with a range of Medicare Advantage and Medicare

Supplement plans from 15 leading, nationally-recognized carriers, as well as prescription drug plan, dental, vision and hearing plans.
Media Contact:
Lisa Wolford
917-846-0881
lwolford@soleburytrout.com

Source: SelectQuote